Exhibit 99.1

Workhorse Group Reports Fourth Quarter and Full Year 2019 Results

CINCINNATI, March 10, 2020 – Workhorse Group Inc. (NASDAQ: WKHS) (“Workhorse” or “the Company”), an American technology company focused on providing sustainable and cost-effective electric vehicles to the last mile delivery sector, today reported financial results for the fourth quarter and full year ended December 31, 2019.

Release Updates and Highlights
•Sold non-core assets and intellectual property allowing full strategic focus on last mile C-Series delivery vehicles and patented HorseFly drone truck mounted technology.
•Started production and are obtaining certifications to allow for delivery of vehicles to customers in April.
•Established a production and delivery target of 300-400 vehicles in 2020.
•Recorded non-cash license income of $12.2 million associated with the Lordstown Motors Corporation (LMC) investment.

Management Commentary
“In the fourth quarter we were able to complete transactions that allowed us to narrow our focus on our unique business of providing an all-electric, customer-focused design C-Series delivery vehicles and patented vehicle-mounted drones that can meet the needs of an $18 billion market where 300,000 trucks are replaced annually,” said Workhorse CEO Duane Hughes.

“We also made meaningful progress in our transition from a development-stage company to a production-focused enterprise. We have now begun production and have obtained the needed certifications that will allow us to deliver a limited number of vehicles to our customers starting in April. While our intent had been to deliver initial vehicles in the first quarter of 2020, we were impeded by material supply disruptions related to the global outbreak of the novel coronavirus. Despite these near-term headwinds, we are setting a 2020 production target of 300-400 vehicles and are looking forward to delivering our state-of-the-art truck to our customers.”

Fourth Quarter 2019 and Recent Operational Highlights
•December 2019: Completed an Asset Purchase Agreement with aerospace and defense company Moog for the sale of the Company’s SureFlyTM electric helicopter for a cash purchase price of $4 million as well as formed a joint venture (JV) involving the Company’s HorseFlyTM last-mile drone delivery system.
•December 2019: Closed a $41 million financing from an institutional lender, the proceeds of which were used for general working capital as well as repayment of a pre-existing debt agreement with Marathon Asset Management.
•November 2019: Entered into an agreement with EnerDel, a leading supplier of advanced lithium-ion batteries and electric systems solutions (ESS), to be one of the Company’s key battery suppliers for its next generation C-Series delivery vehicle.
•November 2019: Signed Intellectual Property Licensing Agreement (IPLA) with Lordstown Motors Corp. (LMC):
◦Agreement finalized in connection with General Motors (GM) Lordstown manufacturing facility acquisition announced on November 7, 2019.
◦Under the IPLA, Workhorse is granting LMC a three-year exclusive license of certain IP relating to the Company’s W-15 electric pickup truck in exchange for an initial equity stake of 10% in LMC, which will be anti-dilutive for two years.
◦Workhorse is entitled to a license fee equal to 1% of the gross sales price of each LMC truck sold, up to the first 200,000 units.
◦LMC has agreed to pre-pay a portion of the license fee in an amount equal to 1% of the aggregate debt and equity commitments LMC intends to raise.
◦Once the pre-payment has been amortized over actual sales, LMC will pay on a per-unit-shipped basis up to the 200,000-unit cap.
◦Workhorse will also receive an additional 4% commission on the gross sales price of trucks sold which fulfill the 6,000 existing pre-orders for the W-15 transferred from the Company to LMC.

•October 2019: Partnered with Unmanned Systems Operations Group, Inc. (USOG) to launch an initial pilot drone delivery program in the San Diego area with the goal of pursuing additional programs for healthcare providers, pharmacies, and specialized medical courier services using Workhorse's HorseFlyTM technology.

Full Year 2019 Highlights
•Successfully transitioned the CEO, COO and CFO roles to further support the Company’s evolution from R&D to production.
•Collectively obtained over $100 million in capital facilities to support 2019 working capital needs and final design of the C-Series last mile delivery truck product lineup.
•Formed strategic alliance with Duke Energy for infrastructure support and battery leasing opportunities.

Fourth Quarter 2019 Financial Results
Sales for the fourth quarter of 2019 were recorded at $3,000, which was down from $21,000 in the fourth quarter of 2018. The decrease in sales was primarily due to lower volume.

Cost of goods sold decreased to $2.1 million from $11.1 million in the fourth quarter of 2018. The decrease was driven by warranty expense and inventory write-downs in the previous year’s quarter.

Selling, general and administrative expenses increased to $3.6 million from $2.7 million in the same period last year. The increase in selling, general and administrative expenses was due primarily to executive stock compensation and legal and professional fees related to this quarter’s transactions offset by less advertising expenses compared to last year.

Research and development expenses increased to $4.0 million from $1.7 million in the fourth quarter of 2018. The increase in research and development expenses was primarily due to non-recurring engineering fees associated with the C1000-Series vehicles.

Other income was $15.8 million compared to $0 in 2018 with $12.2 million related to the technology licensing income from the Lordstown Motor Corporation investment and $3.6 million from the net gain on the divestiture of SureFly.

Interest expense, net increased to $5.6 million compared to $2.2 million from the same period last year due to prepayment of the Marathon debt facility offset by a mark-to-market adjustment on the warrant liability.

Net income was $655,000, compared with a net loss of $17.7 million in the fourth quarter of 2018.

As of December 31, 2019, the company had cash, cash equivalents and short-term investments of $23.9 million compared to $1.5 million as of December 31, 2018.

Full Year 2019 Financial Results
Sales for the full year 2019 were $377,000, compared to $763,000 in 2018. The decrease in sales was primarily due to lower volume of delivery truck sales.

Cost of goods sold for the full year decreased to $5.8 million from $15.9 million last year, which was driven by warranty expense and inventory write-downs in the previous year.

Selling, general and administrative expenses for the full year 2019 decreased to $10.2 million from $11.5 million in the same period last year. The decrease in selling, general and administrative expenses was due primarily to reduced advertising and lower employee headcount offset by an increase in executive stock compensation and higher professional and legal fees associated with 2019 transactions.

Research and development expenses for the full year 2019 increased to $8.2 million from $7.4 million in 2018. The increase in research and development expenses was due primarily to higher engineering and design expenses related to our C-Series delivery trucks.

Other income was $15.8 million compared to $0 in 2018 with $12.2 million related to the technology licensing income of the Lordstown Motor Corporation investment and $3.6 million from the net gain on the Surefly transaction.

Interest expense, net increased to $29.1 million compared to $2.4 million from the same period last year due to prepayment of the Marathon debt facility and by a mark-to-market adjustment on the warrant liability and higher debt balances.

Net loss for the full year 2019 was $37.2 million, compared with a net loss of $36.5 million in 2018.

Conference Call
Workhorse management will hold a conference call today (March 10, 2020) at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss these results.

Workhorse management will host the presentation, followed by a question and answer period.

U.S. dial-in: 877-407-8289
International dial-in: 201-689-8341

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Workhorse's website.

A telephonic replay of the conference call will be available after 4:00 p.m. Eastern time on the same day through March 17, 2020.

Toll-free replay number: 877-660-6853
International replay number: 201-612-7415
Replay ID: 13699719

About Workhorse Group Inc.
Workhorse is a technology company focused on providing electric vehicles to the last mile delivery sector. As an American original equipment manufacturer, we design and build high performance battery-electric vehicles including trucks and aircraft. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

Forward-Looking Statements
This press release includes forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our limited operations and need to expand in the near future to fulfill product orders; risks associated with obtaining orders and executing upon such orders; the ability to protect our intellectual property; the potential lack of market acceptance of our products; potential competition; our inability to retain key members of our management team; our inability to raise additional capital to fund our operations and business plan; our inability to satisfy covenants in our financing agreements; our inability to maintain our listing of our securities on the Nasdaq Capital Market; our inability to satisfy our customer warranty claims; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange

Commission ("SEC"), including our annual report on Form 10-K filed with the SEC. Workhorse expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
949-574-3860
WKHS@gatewayir.com

Workhorse Group Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net sales	$2,614	$21,263	$376,562	$763,173
Cost of sales	2,093,217	11,106,468	5,844,891	15,953,565
Gross loss	(2,090,603)	(11,085,205)	(5,468,329)	(15,190,392)

Operating expenses
Selling, general and administrative	3,561,184	2,719,030	10,199,534	11,485,482
Research and development	3,979,618	1,709,853	8,199,074	7,391,693
Total operating expenses	7,540,802	4,428,883	18,398,608	18,877,175

Other income	15,849,800	—	15,849,800	—

Income (loss) from operations	6,218,395	(15,514,088)	(8,017,137)	(34,067,567)

Interest expense, net	5,563,263	2,175,572	29,145,690	2,434,749

Loss before provision for income taxes	655,132	(17,689,660)	(37,162,827)	(36,502,316)
Provision for income taxes	—	—	—	—

Net income (loss)	$655,132	$(17,689,660)	$(37,162,827)	$(36,502,316)

Workhorse Group Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$23,868,416	$1,512,750
Restricted cash held in escrow	1,000,000	—
Accounts and lease receivable, current	41,021	48,271
Inventory, net	1,798,146	2,533,616
Prepaid expenses and deposits	4,812,088	2,274,595
Total current assets	31,519,671	6,369,232

Property, plant and equipment, net	6,830,181	5,237,451
Investment in Lordstown Motors Corp.	12,194,800	—
Lease receivable, long-term	129,177	198,090

Total Assets	$50,673,829	$11,804,773

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$4,784,167	$8,286,849
Warranty liability	6,001,864	7,058,769
Warrant liability	16,335,000	1,822,819
Customer deposits	303,000	406,000
Duke financing obligation	—	1,340,700
Current portion of Convertible Note, at fair value	9,852,000	—
Total current liabilities	37,276,031	18,915,137

Long-term debt	—	8,312,079
Convertible Note, at fair value	29,168,000	—
Mandatory redeemable Series B preferred stock	19,142,908	—

Total stockholders' deficit	(34,913,110)	(15,422,443)

Total Liabilities and Stockholders' Deficit	$50,673,829	$11,804,773